SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2008

Delta Mutual, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-30563
(State or other jurisdiction	(Commission File Number)
of incorporation)

111 North Branch Street, Sellersville, Pennsylvania	18960
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 258-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 11, 2008, the Registrant’s Board of Directors appointed Malcolm W. Sherman as a director to fill a vacancy on the Board.

Mr. Sherman, 72, is currently President of Security Systems International, Inc., a company that provides security systems for government buildings, industrial facilities, oil refineries, airports and armored vehicle transportation for clients in the Middle East. Mr. Sherman founded the Company in 2005. He served as CEO of a division of ZAFF International that specialized in security systems for industrial facilities, office buildings and living quarters for foreign workers in the Gulf Cooperation Council from 1999 to 2005.

Mr. Sherman was one of the founding team of Taser International, Inc. and a member of its Board of Directors from 1993 to 1999. He was President of Crown International, Inc. from 1989 to 1993; Executive Vice President and a member of the Board of Directors of Ronco, Inc. from 1981 to 1989; Executive Vice President of American Electric Corporation from 1973 to 1981; Vice President of Distribution and Vice President International of Republic Pictures International from 1962 to 1972 and Director of Sales Training for Independent Lock Company from 1959 to 1962.

Mr. Sherman received a B.S. degree from the University of Miami (Florida) in 1959.

The Company does not compensate directors in their capacity as such nor does it compensate directors for attendance at meetings. The Company does reimburse directors for reasonable expenses incurred in the performance of their duties.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company  has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Mutual, Inc.

Date: July 14, 2008	By:	By: /s/ Peter F. Russo
Peter F. Russo,
President and Chief Executive Officer